Investor/Press Contact: Marge Boccuti Manager, Investor Relations 610-832-7702 marge.boccuti@bdnreit.com	Company Contact: Howard M. Sipzner EVP & CFO 610-832-4907 howard.sipzner@bdnreit.com

Brandywine Realty Trust Announces Third Quarter 2009 Earnings,
Increases Guidance for 2009, Provides Initial 2010 Guidance and Raises 2010 Dividend

Radnor, PA, October 28, 2009 — Brandywine Realty Trust (NYSE:BDN), a real estate investment trust focused on the ownership, management and development of Class A, suburban and urban office properties in the mid-Atlantic region and other selected markets throughout the United States, announced today its financial and operating results for the three and nine-month periods ended September 30, 2009.  The highlights are as follows:

Financial Highlights - Third Quarter

▪
Net income allocated to common shares totaled $5.1 million or $0.04 per diluted share in the third quarter of 2009 compared to a net loss of ($0.5) million or ($0.01) per diluted share in the third quarter of 2008.  Our weighted average diluted share count increased to 129.9 million shares in the third quarter of 2009 from 87.7 million shares in the third quarter of 2008 due to our issuance of 40.25 million common shares on June 2, 2009.

▪
Funds from operations available to common shares and units (FFO) in the third quarter of 2009 totaled $58.2 million or $0.44 per diluted share compared to $52.3 million or $0.58 per diluted share in the third quarter of 2008.  Our third quarter 2009 FFO payout ratio was 22.7% ($0.10 common share dividend paid / $0.44 FFO per share).  Our weighted average fully diluted share count for FFO (and CAD) calculations increased to 132.7 million shares in the third quarter of 2009 from 91.0 million shares in the third quarter of 2008 due to the aforementioned common share issuance.

▪
In the third quarter of 2009, we incurred $10.5 million of revenue maintaining capital expenditures which along with our other adjustments to FFO, resulted in $47.2 million of cash available for distribution (CAD) or $0.36 per diluted share compared to $41.2 million of CAD or $0.45 per diluted share in the third quarter of 2008 when we incurred $8.9 million of revenue maintaining capital expenditures.  Our third quarter 2009 CAD payout ratio was 27.8% ($0.10 common share dividend paid / $0.36 CAD per share).

Financial Highlights – Nine Months

▪
Net income allocated to common shares totaled $5.8 million or $0.05 per diluted share in the first nine months of 2009 compared to net income of $16.1 million or $0.18 per diluted share in the first nine months of 2008.  Our weighted average diluted share count increased to 107.2 million shares in the first nine months of 2009 from 87.4 million shares in the first nine months of 2008 primarily due to the aforementioned common share issuance.

▪
FFO available to common shares and units in the first nine months of 2009 totaled $167.9 million or $1.53 per diluted share ($171.6 million or $1.56 per diluted share excluding a $3.7 million impairment provision) compared to $163.3 million or $1.79 per diluted share in the first nine months of 2008 ($170.1 million or $1.87 per diluted share excluding a $6.9 million impairment provision).  Our FFO payout ratio for the first nine months of 2009 was 32.7% ($0.50 common share dividend paid / $1.53 FFO per share).  Our weighted average fully diluted share count for FFO (and CAD) calculations increased to 110.0 million shares for the first nine months of 2009 from 91.0 million shares in the first nine months of 2008 primarily due to the aforementioned common share issuance.

555 East Lancaster Avenue, Suite 100; Radnor, PA 19087	Phone: (610) 325-5600 • Fax: (610) 325-5622

▪
During the first nine months of 2009, we incurred $31.9 million of revenue maintaining capital expenditures which along with our other adjustments to FFO, resulted in $136.0 million of CAD or $1.24 per diluted share compared to $130.4 million of CAD or $1.43 per diluted share for the first nine months of 2008 when we incurred $25.0 million of revenue maintaining capital expenditures.  Our CAD payout ratio for the first nine months of 2009 was 40.3% ($0.50 common share dividend paid / $1.24 CAD per share).

Portfolio Highlights

▪
In the third quarter of 2009, our net operating income (NOI) excluding termination revenues and other income items decreased 0.8% on a GAAP basis and 0.5% on a cash basis for our 232 same store properties which were 88.8% and 92.4% occupied on September 30, 2009 and September 30, 2008, respectively.

▪
During the third quarter of 2009, we completed 1,156,904 square feet of total leasing activity including 713,625 square feet of renewals, 261,761 square feet of new leases and 181,518 square feet of tenant expansions.  We currently have an additional 1,752,243 square feet of executed leasing which will commence subsequent to September 30, 2009.  During the third quarter of 2009, we achieved an 82.9% retention rate in our core portfolio with positive net absorption of 77,027 square feet excluding 105,344 square feet of early terminations, or 75.5% overall.  During the third quarter of 2009, we experienced a 1.5% decline on our renewal rental rates and a 0.2% decline on our new lease and expansion rental rates, both on a GAAP basis.

▪
At September 30, 2009, our core portfolio was 88.4% occupied and 89.7% leased (reflecting leases which will commence after September 30, 2009).  We owned 247 properties at September 30, 2009, encompassing 241 core properties aggregating 24.1 million square feet and six development/ redevelopment properties aggregating 2.0 million square feet.  Two core properties and a portion of a redevelopment property were characterized as held-for-sale at September 30, 2009.

Investment Highlights

▪
We sold no properties in the third quarter of 2009.  Subsequent to quarter end, we completed the previously disclosed sale of two properties in Trenton, New Jersey for an aggregate purchase price of $85.0 million ($22.5 million of which we deferred as a second mortgage loan to the buyer) and also completed a $7.9 million sale to the underlying tenant of a 40,508 square foot condominium interest in our 100 Lenox Drive redevelopment property in Lawrenceville, New Jersey.  Our completed 2009 sales now total $129.5 million, or just over 89% of our $145 million sales goal.

▪
At September 30, 2009, we were proceeding on two developments and four redevelopments with total project costs of $417.7 million of which a total of $192.4 million remained to be funded - $45.7 million in the remainder of 2009 and $146.7 million in 2010.  These amounts include $355.5 million of total project costs for the combined 30th Street Post Office (100% leased to the Internal Revenue Service) and Cira South Garage (up to 94.3% leased to the Internal Revenue Service) in Philadelphia, Pennsylvania of which $174.2 million remained to be funded at September 30, 2009.  We are also finishing the lease-up of four recently completed developments and three recently completed redevelopments for which we expect to spend up to an additional $16.3 million in late 2009 and early 2010.

Capital Markets Highlights

▪
During the third quarter of 2009, we closed a previously disclosed $250.0 million unsecured senior note financing due May 15, 2015 with a coupon rate of 7.50% and a yield to maturity of 7.625%, or 7.750% including the associated hedging costs.

▪
During the third quarter of 2009, we closed a previously disclosed $60.0 million first mortgage financing on One Logan Square, a previously unencumbered, 594,361 square foot, 99% leased, class A, office tower in Philadelphia, PA.  The loan features a floating rate of LIBOR plus 350 basis points (subject to a LIBOR floor) and a seven-year term with three years interest only followed by a thirty-year principal amortization schedule at a 7.50% constant.

▪
During the third quarter of 2009, we repurchased a total of $203.3 million of our unsecured senior notes including $55.7 million of open-market transactions in our unsecured senior notes maturing in 2009, 2011 (our exchangeable notes due 2026 with a put date in October 2011), 2012 and 2014; a $47.6 million tender for a portion of our 2009 Notes and a $100.0 million tender for a portion of our 2012 Notes, generating aggregate gains of $5.1 million on the early extinguishment of debt.

▪
At September 30, 2009, our net debt to gross assets measured 46.4% compared to a peak of 54.3% at September 30, 2007, reflecting a cumulative $728.5 million reduction in our net debt over that two-year period.  At September 30, 2009, we had a zero balance on our $600.0 million unsecured revolving credit facility with $568.8 million available for use and drawdown.

▪
We achieved a 2.9 EBITDA to interest coverage ratio for the quarter ended September 30, 2009 versus the 2.5 ratio we achieved for the quarter ended September 30, 2008.  We recorded a 6.5 net debt to annualized quarterly EBITDA ratio for the quarter ended September 30, 2009.

“Having completed a variety of successful capital market initiatives, we remain fully focused on maintaining strong operating metrics, aggressively pursuing all tenant prospects and completing our remaining development activities on time and on budget.  While challenging operating conditions will persist through 2010, our capital capacity and inherent submarket competitive advantage will enable us to continue our long track record of market outperformance.  Given our market position, we are also poised to take advantage of opportunities as they arise and ultimately position Brandywine for future growth,” stated Gerard H. Sweeney, President and Chief Executive Officer of Brandywine Realty Trust.  “A positive result of our capital market activities and financial condition is our ability to raise our common share dividend distribution by 50% to a $0.15 quarterly rate beginning January 2010.”

Distributions

On September 16, 2009, our Board of Trustees declared a quarterly dividend distribution of $0.10 per common share that was paid in the fourth quarter on October 19, 2009 to shareholders of record as of October 5, 2009.  Our Board also declared regular quarterly dividend distributions of $0.46875 per 7.50% Series C Cumulative Redeemable Preferred Share and $0.460938 per 7.375% Series D Cumulative Redeemable Preferred Share that were paid on October 15, 2009 to holders of record as of September 30, 2009 of the Series C and Series D Preferred Shares, respectively.

Our dividend policy is to match our aggregate distributions to our projected taxable income and to evaluate the mix of cash and common shares on an ongoing basis.  We now believe that our year-to-date aggregate distributions are sufficient to match our projected 2009 taxable income and do not expect any further distributions to be made with respect to calendar year 2009.

For 2010, we anticipate that our quarterly common share distributions will increase to $0.15 per common share or $0.60 per common share on an annualized basis, subject to quarterly declaration by our Board of Trustees.  This represents a 50% increase from the current distribution rate of $0.10 per common share.

2009 Earnings and FFO Guidance

Based on current plans and assumptions and subject to the risks and uncertainties more fully described in our Securities and Exchange Commission filings, we are increasing our previously issued guidance for full year 2009 FFO per diluted share to be in a range of $1.82 to 1.85 versus the prior guidance of $1.75 to $1.80 including impairment charges in both instances.  When applicable, we will report our FFO with and without impairment charges.  Our earnings and FFO guidance is provided for informational purposes and is subject to change.  The following is a reconciliation of the calculation of 2009 earnings and FFO per diluted share:

Guidance for 2009	Range or Value

Earnings (loss) per diluted share allocated to common shareholders	$(0.03)	to	$0.00
Plus: real estate depreciation and amortization	1.85		1.85

FFO per diluted share	$1.82	to	$1.85

Plus: impairment charges (incurred to date)	0.03		0.03

Adjusted FFO per diluted share	$1.85	to	$1.88

Our 2009 FFO guidance does not include income arising from future sales or impairments which may be taken in the future should the circumstances arise, does not include any income from the sale of undepreciated real estate in accordance with our current practice and is based on the expectation that our weighted average fully diluted shares for 2009 will be approximately 116.0 million.

Introduction of 2010 Earnings and FFO Guidance

Based on current plans and assumptions and subject to the risks and uncertainties more fully described in our Securities and Exchange Commission filings, we estimate that full year 2010 FFO per diluted share will be in a range of $1.23 to $1.34.  This guidance is provided for informational purposes and is subject to change.  The following is a reconciliation of the calculation of 2010 FFO per diluted share and earnings per diluted share:

Guidance for 2010	Range or Value

Earnings (loss) per diluted share allocated to common shareholders	$(0.38)	to	$(0.27)
Plus: real estate depreciation and amortization	1.61		1.61

FFO per diluted share	$1.23	to	$1.34

Our 2010 FFO guidance does not include income arising from future sales or impairments which may be taken in the future should the circumstances arise, does not include any income from the sale of undepreciated real estate in accordance with our current practice and is based on the expectation that our weighted average fully diluted shares for 2010 will be approximately 133.0 million.

Accounting Disclosures

On January 1, 2009, we adopted a newly issued accounting standard for convertible debt instruments which requires retrospective application.  This adoption impacts our exchangeable notes due 2026 with a put date in 2011 that had an outstanding balance of $159.5 million as of September 30, 2009 and which were originally issued in October 2006.  The retrospective treatment requires us to bifurcate the net proceeds of the exchangeable notes on a relative fair value basis (based on the then market "straight debt" interest rate) between unsecured debt and the equity conversion options issued in the transaction and affects previously recognized interest expense, capitalized interest and gain on extinguishment of debt associated with the convertible notes, and all related calculations such as net income per diluted share of the Company.

On January 1, 2009, we adopted a newly issued accounting standard for non-controlling interest.  The accounting standard affects the classification and potential recognition of any non-controlling interest (formerly called minority interest) relating to Operating Partnership unit-holders and outside owners of our three consolidated real estate ventures.  The non-controlling interests related to the Operating Partnership are reflected as a component of the Equity section of our Consolidated Balance Sheet, instead of within the "mezzanine" section.  In addition, the non-controlling interests’ portion of earnings is now presented below net income.  This presentation is applied retrospectively.

Non-GAAP Supplemental Financial Measures

We compute our financial results in accordance with generally accepted accounting principles (GAAP).  Although FFO, NOI and CAD are non-GAAP financial measures, we believe that FFO, NOI and CAD calculations are helpful to shareholders and potential investors and are widely recognized measures of real estate investment trust performance.  At the end of this press release, we have provided a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measure.

Funds from Operations (FFO)

We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (NAREIT), which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than us.  NAREIT defines FFO as net income (loss) before non-controlling interests and excluding gains (losses) on sales of property and extraordinary items (computed in accordance with GAAP); plus real estate related depreciation and amortization (excluding amortization of deferred financing costs), and after similar adjustments for unconsolidated joint ventures.  Net income, the GAAP measure that we believe to be most directly comparable to FFO, includes depreciation and amortization expenses, gains or losses on property sales, extraordinary items and non-controlling interests.  To facilitate a clear understanding of our historical operating results, FFO should be examined in conjunction with net income (determined in accordance with GAAP) as presented in the financial statements included elsewhere in this release.  FFO does not represent cash flow from operating activities (determined in accordance with GAAP) and should not be considered to be an alternative to net income (loss) (determined in accordance with GAAP) as an indication of our financial performance or to be an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available for our cash needs, including our ability to make cash distributions to shareholders.

For information purposes, we also provide FFO adjusted for impairment charges.  Although our calculation of FFO as adjusted differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs and real estate companies, we believe it provides a meaningful supplemental measure of our operating performance because we believe that by excluding impairment charges, shareholders and potential investors are presented with an indicator of our operating performance that more closely achieves the objectives of the real estate industry in presenting FFO.

Net Operating Income (NOI)

NOI is a non-GAAP financial measure equal to net income available to common shareholders, the most directly comparable GAAP financial measure, plus corporate general and administrative expense, depreciation and amortization, interest expense, non-controlling interests and losses from early extinguishment of debt, less interest income, development and management income, gains from property dispositions, gains on sale from discontinued operations, gains on early extinguishment of debt, income from discontinued operations, income from unconsolidated joint ventures and non-controlling interests.  In some cases, we also present NOI on a cash basis, which is NOI after eliminating the effect of straight-lining of rent and deferred market intangible amortization.  NOI presented by us may not be comparable to NOI reported by other REITs that define NOI differently.  NOI should not be considered an alternative to net income as an indication of our performance, or as an alternative to cash flow from operating activities as a measure of our liquidity or ability to make cash distributions to shareholders.

Cash Available for Distribution (CAD)

CAD is a non-GAAP financial measure that is not intended as an alternative to cash flow from operating activities as determined under GAAP.  CAD is presented solely as a supplemental disclosure with respect to liquidity because we believe it provides useful information regarding our ability to fund our distributions.  Because other companies do not necessarily calculate CAD the same way as we do, our presentation of CAD may not be comparable to similarly titled measures provided by other companies.

Revenue Maintaining Capital Expenditures

Revenue maintaining capital expenditures, a non-GAAP financial measure, are a component of our CAD calculation and represent the portion of capital expenditures required to maintain our current level of funds available for distribution.  Revenue maintaining capital expenditures include current tenant improvement and allowance expenditures for all tenant spaces that have been owned for at least one year, and that were not vacant during the twelve-month period prior to the date that the tenant improvement or allowance expenditure was approved.  Revenue maintaining capital expenditures also include other expenditures intended to maintain our current revenue base.  Accordingly, we exclude capital expenditures related to development and redevelopment projects, as well as certain projects at our core properties that are intended to attract prospective tenants in order to increase revenues and/or occupancy rates.

Third Quarter Earnings Call and Supplemental Information Package

We will host a conference call on Thursday, October 29, 2009 at 12:00 noon EDT.  The conference call can be accessed by calling 1-800-683-1525 and referencing conference ID #27619074.  Beginning two hours after the conference call, a taped replay of the call can be accessed 24 hours a day through Thursday, November 12, 2009 by calling 1-800-642-1687 and providing access code 27619074.  In addition, the conference call can be accessed via a webcast located on our website at www.brandywinerealty.com.

We have prepared a supplemental information package that includes financial results and operational statistics related to the third quarter earnings report.  The supplemental information package is available in the “Investor Relations – Financial Reports” section of our website at www.brandywinerealty.com.

Looking Ahead - Fourth Quarter 2009 Conference Call

We anticipate that we will release our fourth quarter 2009 earnings on Wednesday, February 24, 2010, after the market close and will host our fourth quarter 2009 conference call on Thursday, February 25, 2010, at 11:00 a.m. EST.  We expect to issue a press release in advance of these events to confirm the dates and times and provide all related information.

About Brandywine Realty Trust

Brandywine Realty Trust is one of the largest, publicly traded, full-service, integrated real estate companies in the United States.  Organized as a real estate investment trust and operating in select markets, Brandywine owns, develops and manages a primarily Class A, suburban and urban office portfolio aggregating approximately 36.1 million square feet, including 25.6 million square feet which it currently owns on a consolidated basis.  For more information, visit our website at www.brandywinerealty.com.

Forward-Looking Statements

Estimates of future earnings per share, FFO per share, common share dividend distributions and certain other statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our and our affiliates’ actual results, performance, achievements or transactions to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements.  Such risks, uncertainties and other factors relate to, among others: our ability to lease vacant space and to renew or relet space under expiring leases at expected levels; competition with other real estate companies for tenants; the potential loss or bankruptcy of major tenants; interest rate levels; the availability of debt, equity or other financing; risks of acquisitions, dispositions and developments, including the cost of construction delays and cost overruns; unanticipated operating and capital costs; our ability to obtain adequate insurance, including coverage for terrorist acts; dependence upon certain geographic markets; and general and local economic and real estate conditions, including the extent and duration of adverse changes that affect the industries in which our tenants operate. Additional information on factors which could impact us and the forward-looking statements contained herein are included in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2008.  We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events except as required by law.

BRANDYWINE REALTY TRUST
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	September 30,	December 31,
	2009	2008
ASSETS
Real estate investments:
Operating properties	$4,513,378	$4,608,320
Accumulated depreciation	(695,870)	(639,688)
	3,817,508	3,968,632
Construction-in-progress	229,259	122,219
Land inventory	97,390	100,516
	4,144,157	4,191,367

Cash and cash equivalents	3,296	3,924
Cash in escrow	-	31,385
Accounts receivable, net	7,282	11,762
Accrued rent receivable, net	85,708	86,362
Assets held for sale, net	74,006	-
Investment in real estate ventures	75,929	71,028
Deferred costs, net	109,503	89,327
Intangible assets, net	114,080	145,757
Notes receivable	49,114	48,048
Other assets	58,227	59,008

Total assets	$4,721,302	$4,737,968

LIABILITIES AND EQUITY
Mortgage notes payable, including premiums	$554,616	$487,525
Borrowings under credit facilities	-	153,000
Unsecured term loan	183,000	183,000
Unsecured senior notes, net of discounts	1,771,903	1,917,970
Accounts payable and accrued expenses	96,877	74,824
Distributions payable	15,238	29,288
Tenant security deposits and deferred rents	52,012	58,692
Acquired lease intangibles, net	39,639	47,626
Other liabilities	61,539	63,545
Liabilities related to assets held for sale	666	-
Total liabilities	2,775,490	3,015,470

Brandywine Realty Trust's equity:
Preferred shares - Series C	20	20
Preferred shares - Series D	23	23
Common shares	1,286	882
Additional paid-in capital	2,609,212	2,351,428
Deferred compensation payable in common stock	5,549	6,274
Common shares in treasury	(7,893)	(14,121)
Common shares held in grantor trust	(5,549)	(6,274)
Cumulative earnings	505,468	498,716
Accumulated other comprehensive loss	(10,349)	(17,005)
Cumulative distributions	(1,191,352)	(1,150,406)
Total Brandywine Realty Trust's equity	1,906,415	1,669,537

Non-controlling interests	39,397	52,961
Total equity	1,945,812	1,722,498

Total liabilities and equity	$4,721,302	$4,737,968

BRANDYWINE REALTY TRUST
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenue
Rents	$119,599	$120,285	$359,513	$362,342
Tenant reimbursements	19,164	18,553	56,853	55,920
Termination fees	1,764	338	2,840	4,462
Third party management fees, labor reimbursement and leasing	5,194	4,390	14,055	15,239
Other	872	772	2,323	2,348
Total revenue	146,593	144,338	435,584	440,311

Operating Expenses
Property operating expenses	40,050	39,143	122,857	118,032
Real estate taxes	14,248	14,522	43,059	44,376
Third party management expenses	2,256	1,790	6,339	6,417
Depreciation and amortization	51,422	50,019	155,852	151,627
General & administrative expenses	5,018	6,863	15,491	17,902
Total operating expenses	112,994	112,337	343,598	338,354

Operating income	33,599	32,001	91,986	101,957

Other income (expense)
Interest income	473	221	1,695	603
Interest expense	(31,455)	(36,037)	(102,045)	(109,822)
Deferred financing costs	(1,579)	(1,092)	(4,725)	(3,798)
Recognized hedge activity	(1,517)	-	(1,822)	-
Equity in income of real estate ventures	1,331	1,059	3,450	3,838
Net (loss) on disposition of undepreciated real estate	-	-	-	(24)
Gain on early extinguishment of debt	5,073	-	23,724	3,106
Income (loss) from continuing operations	5,925	(3,848)	12,263	(4,140)

Discontinued operations:
Income from discontinued operations	1,390	5,594	4,690	13,145
Net (loss) gain on disposition of discontinued operations	(6)	-	(1,037)	21,401
Provision for impairment	-	-	(3,700)	(6,850)
Total discontinued operations	1,384	5,594	(47)	27,696

Net income (loss)	7,309	1,746	12,216	23,556

Net (loss) income from discontinued operations attributable to non-controlling interests - LP units	(30)	(202)	14	(1,094)
Net income (loss) attributable to non-controlling interests - partners' share of consolidated real estate ventures	(47)	(39)	(69)	(117)
Net income (loss) attributable to non-controlling interests - LP units	(84)	192	(179)	334
Net (loss) income attributable to non-controlling interests	(161)	(49)	(234)	(877)

Net income (loss) attributable to Brandywine Realty Trust	7,148	1,697	11,982	22,679
Preferred share dividends	(1,998)	(1,998)	(5,994)	(5,994)
Amount allocated to unvested restricted shareholders	(73)	(226)	(183)	(620)

Net income (loss) available to Common Shareholders	$5,077	$(527)	$5,805	$16,065

PER SHARE DATA
Basic income per Common Share	$0.04	$(0.01)	$0.05	$0.18

Basic weighted-average shares outstanding	128,582,498	87,695,892	106,273,509	87,423,108

Diluted income per Common Share	$0.04	$(0.01)	$0.05	$0.18

Diluted weighted-average shares outstanding	129,926,110	87,695,892	107,206,551	87,437,133

BRANDYWINE REALTY TRUST
FUNDS FROM OPERATIONS AND CASH AVAILABLE FOR DISTRIBUTION
(unaudited, in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Reconciliation of Net Income (Loss) to Funds from Operations:
Net income (loss) available to common shareholders	$5,077	$(527)	$5,805	$16,065

Add (deduct):
Net income (loss) attributable to non-controlling interests - LP units	84	(192)	179	(334)
Amount allocated to unvested restricted shareholders	73	226	183	620
Net loss on disposition of undepreciated real estate	-	-	-	24
Net (loss) income from discontinued operations attributable to non-controlling interests - LP units	30	202	(14)	1,094
Net loss (gain) on disposition of discontinued operations	6	-	1,037	(21,401)

Depreciation and amortization:
Real property - continuing operations	38,441	36,382	116,290	109,573
Leasing costs (includes acquired intangibles) - continuing operations	12,571	13,063	38,176	40,292
Real property - discontinued operations	473	1,280	1,755	8,847
Leasing costs (includes acquired intangibles) - discontinued operations	39	347	403	3,603
Company's share of unconsolidated real estate ventures	1,917	2,054	5,624	6,377
Partners' share of consolidated real estate ventures	(184)	(217)	(624)	(661)

Funds from operations	$58,527	$52,618	$168,814	$164,099
Funds from operations allocable to unvested restricted shareholders	(332)	(296)	(952)	$(835)

Funds from operations available to common share and unit holders (FFO)	$58,195	$52,322	$167,862	$163,264

FFO per share - fully diluted	$0.44	$0.58	$1.53	$1.79

FFO, excluding provision for impairments	$58,195	$52,322	$171,562	$170,114

FFO per share, excluding provision for impairments - fully diluted	$0.44	$0.58	$1.56	$1.87

Weighted-average shares/units outstanding - fully diluted	132,742,731	90,985,002	110,023,172	90,957,841

Distributions paid per Common Share	$0.10	$0.44	$0.50	$1.32

Payout ratio of FFO (Dividends paid per Common Share divided / FFO per Share)	22.7%	75.9%	32.7%	73.7%

Payout ratio of FFO, excluding provision for impairments	22.7%	75.9%	32.1%	70.6%

CASH AVAILABLE FOR DISTRIBUTION (CAD):
Funds from operations available to common share and unit holders	$58,195	$52,322	$167,862	$163,264

Add (deduct):
Rental income from straight-line rent, including discontinued operations	(2,684)	(2,497)	(7,037)	(13,730)
Deferred market rental income, including discontinued operations	(1,530)	(1,807)	(5,017)	(6,493)
Company's share of unconsolidated real estate ventures' straight-line and deferred market rent	205	129	414	284
Partners' share of consolidated real estate ventures' straight-line and deferred market rent	(1)	(40)	(5)	(118)
Operating expense from straight-line rent	370	383	1,103	1,149
Net (loss) on disposition of undepreciated real estate	-	-	-	(24)
Provision for impairment of discontinued operations	-	-	3,700	6,850
Deferred compensation costs	1,039	1,265	3,567	3,839
Fair market value amortization - mortgage notes payable	(363)	(676)	(1,151)	(2,854)
Recognized hedge activity	1,517	-	1,822	-
Debt discount amortization - exchangeable notes	866	1,100	2,632	3,282
Revenue maintaining capital expenditures
Building improvements	(1,973)	(957)	(4,292)	(2,536)
Tenant improvements	(5,854)	(5,253)	(16,956)	(13,604)
Lease commissions	(2,637)	(2,721)	(10,655)	(8,905)
Total revenue maintaining capital expenditures	(10,464)	(8,931)	(31,903)	(25,045)

Cash available for distribution	$47,150	$41,248	$135,987	$130,404

CAD per share - fully diluted	$0.36	$0.45	$1.24	$1.43

Weighted-average shares/units outstanding - fully diluted	132,742,731	90,985,002	110,023,172	90,957,841

Distributions per Common Share	$0.10	$0.44	$0.50	$1.32

Payout ratio of CAD (Dividends paid per Common Share / CAD per Share)	27.8%	97.8%	40.3%	92.3%

BRANDYWINE REALTY TRUST
SAME STORE OPERATIONS - 3rd QUARTER
(unaudited and in thousands)

Of the 245 properties owned by the Company as of September 30, 2009, a total of 232 properties ("Same Store Properties") containing an aggregate of 22.6 million net rentable square feet were owned for the entire three-month periods ended September 30, 2009 and 2008.  Average occupancy for the Same Store Properties was 89.0% during 2009 and 92.4% during 2008. The following table sets forth revenue and expense information for the Same Store Properties:

	Three Months Ended September 30,
	2009	2008

Revenue
Rents	$113,429	$116,664
Tenant reimbursements	18,044	17,154
Termination fees	548	338
Other	598	527
	132,619	134,683

Operating expenses
Property operating expenses	39,545	41,013
Real estate taxes	13,200	13,437

Net operating income	$79,874	$80,233

Net operating income - percentage change over prior year	-0.4%

Net operating income, excluding termination fees & other	$78,728	$79,368

Net operating income, excluding termination fees & other - percentage change over prior year	-0.8%

Net operating income	$79,874	$80,233
Straight line rents	(1,395)	(1,747)
Above/below market rent amortization	(1,464)	(1,366)
Non-cash ground rent	370	383

Cash - Net operating income	$77,385	$77,503

Cash - Net operating income - percentage change over prior year	-0.2%

Cash - Net operating income, excluding termination fees & other	$76,239	$76,638

Cash - Net operating income, excluding termination fees & other - percentage change over prior year	-0.5%

The following table is a reconciliation of Net Income to Same Store net operating income:

	Three Months Ended September 30,
	2009	2008

Net income	$7,309	$1,746
Add/(deduct):
Interest income	(473)	(221)
Interest expense	31,455	36,037
Deferred financing costs	1,579	1,092
Recognized hedge activity	1,517	-
Equity in income of real estate ventures	(1,331)	(1,059)
Depreciation and amortization	51,422	50,019
Gain on early extinguishment of debt	(5,073)	-
General & administrative expenses	5,018	6,863
Total discontinued operations	(1,384)	(5,594)

Consolidated net operating income	90,039	88,883
Less: Net operating income of non same store properties	(5,415)	(2,654)
Less: Eliminations and non-property specific net operating income	(4,750)	(5,996)

Same Store net operating income	$79,874	$80,233

BRANDYWINE REALTY TRUST
SAME STORE OPERATIONS - YEAR
(unaudited and in thousands)

Of the 245 properties owned by the Company as of September 30, 2009, a total of 232 properties ("Same Store Properties") containing an aggregate of 22.6 million net rentable square feet were owned for the entire nine month periods ended September 30, 2009 and 2008.  Average occupancy for the Same Store Properties was 90.2% during 2009 and 92.8% during 2008.  The following table sets forth revenue and expense information for the Same Store Properties:

	Nine Months Ended September 30,
	2009	2008

Revenue
Rents	$345,444	$352,821
Tenant reimbursements	53,684	52,350
Termination fees	1,625	4,462
Other	1,312	1,425
	402,065	411,058

Operating expenses
Property operating expenses	118,367	118,378
Real estate taxes	39,765	41,497

Net operating income	$243,933	$251,183

Net operating income - percentage change over prior year	-2.9%

Net operating income, excluding termination fees & other	$240,996	$245,296

Net operating income, excluding termination fees & other - percentage change over prior year	-1.8%

Net operating income	$243,933	$251,183
Straight line rents	(4,293)	(11,829)
Above/below market rent amortization	(4,809)	(4,376)
Non-cash ground rent	1,103	1,149

Cash - Net operating income	$235,934	$236,127

Cash - Net operating income - percentage change over prior year	-0.1%

Cash - Net operating income, excluding termination fees & other	$232,997	$230,240

Cash - Net operating income, excluding termination fees & other - percentage change over prior year	1.2%

The following table is a reconciliation of Net Income to Same Store net operating income:

	Nine Months Ended September 30,
	2009	2008

Net Income	$12,216	$23,556
Add/(deduct):
Interest income	(1,695)	(603)
Interest expense	102,045	109,822
Deferred financing costs	4,725	3,798
Recognized hedge activity	1,822	-
Equity in income of real estate ventures	(3,450)	(3,838)
Depreciation and amortization	155,852	151,627
Net loss on sale of undepreciated real estate	-	24
Gain on early extinguishment of debt	(23,724)	(3,106)
General & administrative expenses	15,491	17,902
Total discontinued operations	47	(27,696)

Consolidated net operating income	263,329	271,486
Less: Net operating income of non same store properties	(9,158)	(7,187)
Less: Eliminations and non-property specific net operating income (loss)	(10,238)	(13,116)

Same Store net operating income	$243,933	$251,183